Exhibit 21.1

SUBSIDIARIES OF ANTERO RESOURCES LLC

Antero Resources Corporation

Antero Resources Piceance Corporation

Antero Resources Appalachian Corporation

Antero Resources Bluestone LLC, owned 100% by Antero Resources Appalachian Corporation

Antero Resources Pipeline Corporation

Antero Resources Finance Corporation is owned 43.96% by Antero Resources Corporation, 46.15% byAntero Resources Piceance Corporation, 5.49% by Antero Resources Appalachian Corporation, and 4.40% by Antero Resources Pipeline Corporation